Exhibit 23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of VTTI Energy Partners LP for the registration of $500,000,000 of its common units representing limited partner interests and to the incorporation by reference therein of our report dated April 29, 2016, with respect to the consolidated and combined carve-out financial statements of VTTI Energy Partners LP included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission. /s/ Ernst & Young Accountants LLP Rotterdam, The Netherlands April 29, 2016